UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.             )

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BWAY HOLDING COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BWAY HOLDING COMPANY

8607 Roberts Drive, Suite 250

Atlanta, Georgia 30350

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To the Stockholders:

A Special Meeting of Stockholders of BWAY Holding Company, a Delaware corporation, will be held as follows:

Date:	Thursday, June 25, 2009
Time:	9:00 a.m. (Central Time)
Place:	The Westin Michigan Avenue 909 N. Michigan Avenue, Chicago, Illinois 60611.

Purpose of the Meeting

The Board of Directors has called the meeting for the following purposes:

1.	To approve an amendment to the Company’s Amended and Restated Certificate of Incorporation that eliminates a provision that sets the term for directors to serve on the Board of Directors at three years; and

2.	To elect nine members to serve on the Board of Directors.

Record Date

Only stockholders of record of our Common Stock as of the close of business on May 12, 2009 are entitled to receive notice of, to attend and to vote at, the Special Meeting.

By Order of the Board of Directors,

Jeffrey M. O’Connell

Vice President, Treasurer and Secretary

Atlanta, Georgia

May 15, 2009

YOUR VOTE IS IMPORTANT

Your vote is important. Regardless of whether you plan to attend the Special Meeting, please vote your shares as promptly as possible, to ensure your shares are represented. For specific instructions on how to vote your shares, please refer to the instructions on the proxy card. Stockholders attending the meeting may vote in person even if they have previously returned proxy cards.

SUPPLEMENTAL INFORMATION TO THE ANNUAL

REPORT TO SHAREHOLDERS

This supplemental information shall not be deemed “filed” for purposes of Section 18 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that Section and shall not be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

The following information is presented as a supplement to the Annual Report to Shareholders for the 2008 fiscal year ended September 28, 2008 that is being provided to stockholders along with the Proxy Statement.

PERFORMANCE CHART

The following chart provides a comparison of cumulative returns through September 28, 2008 assuming $100 invested as of the initial public offering (“IPO”) in the common stock of BWAY Holding Company, the S&P 500 Index and the Dow Jones US Containers & Packaging Index. BWAY Holding Company completed the IPO of its common stock on June 13, 2007.

NYSE AND SEC CERTIFICATIONS

Section 303A.12 of the New York Stock Exchange Listed Company Manual requires the Principal Executive Officer of each listed company to certify to the NYSE each year that he or she is not aware of any violation by the listed company of any of the NYSE corporate governance listing standards. Our Principal Executive Officer submitted the required certification without qualification to the NYSE on July 11, 2008. In addition, BWAY Holding Company filed as exhibits to its annual report on Form 10-K for the fiscal year ended September 28, 2008, the certifications of the Chief Executive Officer and the Chief Financial Officer required by Section 302 and Section 906 of the Sarbanes-Oxley Act of 2002.

BWAY HOLDING COMPANY

8607 Roberts Drive, Suite 250

Atlanta, Georgia 30350

PROXY STATEMENT

In this Proxy Statement, the terms we, us, our, the Company and BWAY Holding refer to BWAY Holding Company, a Delaware corporation. In this Proxy Statement, the term BWAY refers to BWAY Corporation, a Delaware corporation and wholly-owned subsidiary of BWAY Holding.

This Proxy Statement is being furnished to holders of our Common Stock in connection with the solicitation of proxies by our Board of Directors (the “Board”) for use at our Special Meeting of Stockholders (the “Special Meeting”).

At the Special Meeting, our stockholders will be asked:

1.	To approve an amendment to the Company’s Amended and Restated Certificate of Incorporation that eliminates a provision that sets the term for directors to serve on the Board of Directors at three years; and

2.	To elect nine members to serve on the Board of Directors.

DATE, TIME AND PLACE OF MEETING

The Special Meeting will be held on Thursday, June 25, 2009, at 9:00 a.m. (Central Time), at The Westin Michigan Avenue, located at 909 N. Michigan Avenue, Chicago, Illinois 60611.

SHARES OUTSTANDING ON RECORD DATE AND ENTITLED TO VOTE

Only holders of record of our Common Stock at the close of business on May 12, 2009 (the “Record Date”) are entitled to notice of, and will be entitled to vote at, the Special Meeting. Each share of Common Stock entitles its holder to one vote. As of the Record Date, there were 21,907,380 shares of Common Stock outstanding. There are no other classes of capital stock outstanding.

PROXY MATERIALS

This Proxy Statement, form of proxy and voting instructions are first being made available to stockholders on or about June 2, 2009. This Proxy Statement, the Annual Report to Shareholders and our annual report on Form 10-K for the fiscal year ended September 28, 2008 are available on our website (www.bwaycorp.com) under the link for “Investor Relations –SEC Filings.”

VOTING AND REVOCATION OF PROXIES

Voting Your Proxy

Whether or not you plan to attend the Special Meeting, you may grant a proxy to vote your shares by marking your vote, signing your name exactly as it appears on your proxy card, dating your card and promptly returning it in the envelope provided.

All proxies that have been properly authorized and not revoked will be voted at the Special Meeting. If you submit a proxy but do not indicate any voting instructions, the shares represented by that proxy will be voted FOR the approval of the amendment to the Revised and Amended Articles of Incorporation and FOR the election of each of nine directors nominated to serve on the Board until our next annual meeting of stockholders.

Revoking Your Proxy

You may revoke your proxy at any time before it is exercised by:

•	attending the Special Meeting and voting in person;

•	delivering a properly executed, later-dated proxy prior to the Special Meeting; or

•	delivering a written notice of revocation to the Company’s corporate secretary at the Company’s principal executive office prior to the Special Meeting.

Other Matters

The Board does not presently intend to bring any other business before the Special Meeting, and we are not aware of any other matters to be raised at the Special Meeting. However, if other matters properly come before the Special Meeting, the persons appointed to vote the proxies will vote on such matters in accordance with their best judgment in the interest of the Company.

QUORUM AND VOTING REQUIREMENTS

Quorum

For business to be conducted at the Special Meeting, a quorum must be present. Each share of common stock outstanding on the Record Date is entitled to one vote on all matters coming before the Special Meeting. If a share is represented for any purpose at the Special Meeting, it is deemed to be present for quorum purposes and for all other matters as well. The presence at the Special Meeting, either in person or by proxy, of holders of shares of outstanding common stock entitled to vote and representing a majority of the voting power of such shares will constitute a quorum for the transaction of business. A stockholder may abstain from voting with respect to each item submitted for stockholder approval. Abstentions and “broker non-votes” (i.e., shares held by a broker or nominee that are represented at the Special Meeting, but with respect to which such broker or nominee is not instructed to vote on a particular proposal and does not have discretionary voting power) will be counted for the purpose of determining whether a quorum is present for the transaction of business, but will not be counted as votes cast. Where a broker or nominee is not instructed to vote on a particular proposal, such broker or nominee has discretion to vote its clients’ shares with respect to “routine” matters (see “Votes Required,” below). If a quorum is not present, the Special Meeting will be adjourned until a quorum is obtained.

Votes Required

Pursuant to the Company’s Amended and Restated Bylaws, each item of business to be voted on at the Special Meeting requires the affirmative vote by the holders of a majority of the shares of the Company’s common stock present in person or represented by proxy at the Special Meeting and entitled to vote. The election of directors (proposal 2) is currently considered a “routine” matter under New York Stock Exchange (“NYSE”) rules. The NYSE rules allow brokerage firms to vote their clients’ shares on routine matters if the clients do not provide voting instructions. The amendment to the certificate of incorporation (proposal 1) is considered a “non-routine” matter under the NYSE rules. The NYSE rules do not allow brokerage firms to vote their clients’ shares on non-routine matters in the absence of affirmative voting instructions. Abstentions will be counted for the purpose of determining whether a quorum is present for the transaction of business, but will not be counted as votes cast.

SOLICITATION OF PROXIES AND COST OF SOLICITATION

The Company is soliciting proxies from our stockholders, and we will bear the costs of the solicitation. We will bear the costs of the preparation, printing and distribution of proxy materials. Upon request, we will reimburse brokerage firms, banks and other representatives of stockholders for their reasonable charges and expenses to forward our proxy materials to beneficial owners in accordance with applicable rules. We expect to solicit proxies primarily by mail, but directors, officers and other employees of the Company may also solicit proxies in person, by telephone, through electronic transmission and by facsimile transmission. Directors and employees of the Company do not receive additional compensation for soliciting stockholder proxies.

ANNUAL REPORT

The Annual Report to Shareholders containing financial statements for the fiscal year ended September 28, 2008 is being provided with the Proxy Statement. The Company’s audited consolidated financial statements are included in the annual report on Form 10-K for the fiscal year ended September 28, 2008, as filed with the SEC on December 12, 2008.

Shareholders may request a copy of the Annual Report to Shareholders by writing or telephoning us at: BWAY Holding Company, Investor Relations, 8607 Roberts Drive, Suite 250, Atlanta, Georgia 30350, telephone (770) 645-4800. The annual report on Form 10-K may be accessed on the Internet through our website at www.bwaycorp.com or through the SEC’s website at www.sec.gov.

PROPOSAL 1

AMENDMENT TO THE REVISED AND RESTATED

CERTIFICATE OF INCORPORATION

The Board has passed a resolution amending the Company’s Revised and Restated Certificate of Incorporation (the “Certificate”). To be effective, amendments to the Certificate must be approved by a majority vote of stockholders present at an annual or special meeting. The resolution reads as follows:

“Article V, paragraph (d) of the Certificate is hereby deleted in its entirety and paragraphs (e) through (i) are hereby renumbered as paragraphs (d) through (h).”

Article V, paragraph (d) of the Certificate presently reads, “Directors will serve on the Board of Directors for terms of three years.”

The amendment will eliminate the current three-year term for directors to serve on the Board.

The Board has passed a resolution amending Article II, Section 2.03 of the Company’s Bylaws as follows:

Section 2.03. Election of Directors. The directors shall hold office for a term of office expiring at the first annual meeting of the stockholders to be held after the date hereof. Except as otherwise provided in Sections 2.13 and 2.14 of these bylaws, at each annual meeting of stockholders following the date hereof, the respective successors of the directors whose term expires at such meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the year following the year of their election.

The Amendment to the Bylaws will be effective upon the filing with the State of Delaware of a Certificate of Amendment to the Certificate as proposed above.

BOARD VOTING RECOMMENDATION

The Board of Directors recommends that stockholders vote “FOR” Proposal 1.

PROPOSAL 2

ELECTION OF DIRECTORS

INFORMATION CONCERNING NOMINEES

At the Special Meeting, all members of the Board, consisting of nine (9) persons, will be elected to hold office until our 2010 annual meeting of stockholders or until their successors are duly elected and qualified. Although our management does not anticipate that any of the persons named below will be unable or unwilling to stand for election, in the event of such an occurrence, proxies will be voted for a substitute designated by the Board or, if a substitute nominee cannot be identified, the size of the Board may be reduced.

All of the nominees for election as directors at the Special Meeting currently serve as directors of the Company and are standing for re-election. The Board, upon the recommendation of the Nominating and Corporate Governance Committee, nominated each of the Company’s nominees for director.

The name and certain background information about our directors, each nominated by the Board for election, is set forth below as of the Record Date. There are no family relationships among directors or executive officers of the Company.

Director	Positions Held With the Company, Principal Occupation for Last Five Years and Directorships Held
Jean-Pierre M. Ergas Non-Executive Chairman Age 69	Mr. Ergas became our and BWAY’s Non-Executive Chairman on January 1, 2008. Mr. Ergas served as our Executive Chairman from March 2007 to December 2007 and the Executive Chairman of BWAY from January 2007 to December 2007. Mr. Ergas has been a member of our board of directors since February 2003. He served as the Chairman and Chief Executive Officer of BWAY from January 2000 to January 2007. Mr. Ergas has served as one of BWAY’s directors since August 1995 and served as Vice Chairman of BWAY’s board of directors from July 1999 to December 1999. Mr. Ergas is a director of Dover Corporation, General Moly, Inc. and Compagnie Plastic Omnium.
Warren J. Hayford Non-Executive Vice-Chairman (Independent) Age 79	Mr. Hayford became our Non-Executive Vice-Chairman in February 2003 and Non-Executive Vice-Chairman of BWAY in December 1999. Mr. Hayford has been a member of our board of directors since February 2003. From 1989 until December 1999, Mr. Hayford served as BWAY’s Chief Executive Officer and Chairman of the Board.
Earl L. Mason Independent Director Age 61	Mr. Mason became one of our directors and a director of BWAY on June 18, 2007. Mr. Mason presently serves as the Chairman of the Board of Dividend Growth Fund. From 2002 until 2006, Mr. Mason served as the Lead Director and Chairman of the Audit Committee at Earle M. Jorgensen Company.
Lawrence A. McVicker Independent Director Age 68	Mr. McVicker became one of our directors on March 7, 2007 and became a director of BWAY in October 2004. Mr. McVicker is currently the Chief Executive Officer of MVOC, LLC (since 2004). Mr. McVicker was Chairman and Chief Executive Officer of North America Packaging Corporation (a wholly-owned subsidiary of BWAY) from 2001 to July 2004 and was President and Chief Operating Officer of Southcorp Packaging USA from 1999 to 2001.
David M. Roderick Independent Director Age 85	Mr. Roderick became one of our directors in July 2004 and became a director of BWAY in May 2003. Mr. Roderick served as Chairman of the Board of Earle M. Jorgensen Company from January 1998 until 2006. Mr. Roderick is a director of Kelso & Company (“Kelso”).
Kenneth M. Roessler President and Chief Executive Officer Age 46	Mr. Roessler became one of our directors in December 2008 and became a director of BWAY in February 2009. Mr. Roessler has served as our Chief Executive Officer since March 2007 and the Chief Executive Officer of BWAY since January 2007. Prior to January 2007, Mr. Roessler was the President and Chief Operating Officer of BWAY since March 2006. Mr. Roessler has also served as President and Chief Operating Officer of BWAY’s metal packaging division since July 2004. From July 2004 to February 2006, Mr. Roessler served as Senior Vice President of BWAY. From January 2003 through July 2004, Mr. Roessler served as Chief Operating Officer of BWAY and, from March 2000 until January 2003, he served as BWAY’s Executive Vice President of sales and marketing.

Director	Positions Held With the Company, Principal Occupation for Last Five Years and Directorships Held
Wellford L. Sanders, Jr. Independent Director Age 63	Mr. Sanders became one of our directors in May 2008 and a director of BWAY in February 2009. Mr. Sanders is a Managing Director, Wachovia Capital Markets, LLC, a Wells Fargo Company, a position he has held since 1997.
David I. Wahrhaftig Director Age 52	Mr. Wahrhaftig became one of our directors in September 2002 and a director of BWAY in February 2003. Mr. Wahrhaftig joined Kelso in 1987 and has served as a managing director since 1997. Mr. Wahrhaftig is also a director of DSW Holdings, Inc., KAR Holdings, Inc. and Renfro Corporation.
Thomas R. Wall, IV Director Age 50	Mr. Wall became one of our directors in September 2002 and became a director of BWAY in February 2003. Mr. Wall joined Kelso in 1983 and has served as a managing director since 1990. Mr. Wall is also a director of Ellis Communications Group, LLC, Endurance Business Media, Inc. and Renfro Corporation.

BOARD VOTING RECOMMENDATION

The Board of Directors recommends that stockholders vote “FOR” the election of each of its nominees for director named above.

CORPORATE GOVERNANCE

The Board oversees our business and affairs, advises management regarding a broad range of subjects including our strategies and operating plans. Members of the Board monitor and evaluate our business performance through regular communication with our Chief Executive Officer and other members of management, and by attending Board meetings and Board committee meetings.

DIRECTOR INDEPENDENCE

Our Corporate Governance Guidelines state that a majority of the members of the Board will satisfy the independence requirements of the New York Stock Exchange (“NYSE”).

The NYSE independence rules require the Board to affirmatively determine that a director or director nominee does not have a material relationship with the Company (directly, or as a partner, stockholder or officer of an organization that has a relationship with the Company). In addition, the rules provide that no director or director nominee may be deemed independent if:

1.	The director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer of the Company.

2.	The director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

3.	The director (a) is a current partner or employee of a firm that is the Company’s internal or external auditor; (b) has an immediate family member who is a current partner of such a firm; (c) has an immediate family member who is a current employee of such a firm and personally works on the Company’s audit; or (d) was or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on the Company’s audit within that time.

4.	The director or an immediate family member is, or has been with the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee.

5.	The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

Based on these standards, the Board has determined that each director that served during fiscal 2008, with the exception of Messrs. Ergas, Wahrhaftig and Wall, was considered independent at the end of fiscal 2008. The Board based these determinations primarily on a review of the responses of the directors to questions regarding employment and compensation history, affiliations, and family and other relationships, and on discussions with the directors. The Board determined that Mr. Ergas was not independent because he was an employee of the Company until December 31, 2007. The Board determined that Messrs. Wahrhaftig and Wall were not independent because they are managing members of Kelso, to whom we paid approximately $5.4 million in fiscal 2007. Mr. Roessler was named to the Board in fiscal 2009 and, as an officer of the Company, is not considered independent.

The Board has also determined that each of the members that served on the Audit Committee, the Compensation Committee and the Nominating and Governance Committee during fiscal 2008 was considered independent under applicable standards.

We have posted a copy of our Corporate Governance Guidelines on our website (www.bwaycorp.com) under the link for “Investor Relations — Corporate Governance.” Upon request, a paper copy of this document is available to stockholders free of charge.

BOARD MEETINGS AND COMMITTEES

Including both in-person and telephonic meetings during fiscal 2008, our Board met a total of 5 times and our three standing committees, the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committees, met a total of 16 times. Although we may form special committees from time to time, we did not form any special committees in fiscal 2008. The non-management members of the Board meet periodically in executive session without management. The presiding director at each executive session is determined by a majority vote of the independent directors attending such meeting.

All incumbent directors attended more than 75% of meetings of the Board and of the Board committees on which they served in fiscal 2008, except Mr. Sanders. None of our directors attended the Company’s 2008 annual meeting in Atlanta, Georgia in March 2008. Mr. Roessler attended the Company’s 2009 annual meeting in Atlanta, Georgia in February 2009. Our Corporate Governance Guidelines (the “Guidelines”) do not contain a requirement that directors are expected to attend the annual meeting of stockholders.

The Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee are composed of the following members:

Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Earl L. Mason (Chairman)	Warren J. Hayford (Chairman)	David M. Roderick (Chairman)
Lawrence A. McVicker	Earl L. Mason	Warren J. Hayford
Wellford L. Sanders, Jr.	Wellford L. Sanders, Jr.	Lawrence A. McVicker

The Guidelines provide that a director having attained age 85 will automatically cease to be a director of the Company effective as of the annual meeting of shareholders immediately following such director’s 85th birthday, unless the Board otherwise determines that the director’s re-election would be in the best interest of the Company. Mr. Roderick attained the age of 85 in May 2009. The Board has determined that his continued service on the Board would be in the best interest of the Company and has nominated him for re-election.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

The Nominating and Corporate Governance Committee acts under a charter adopted and approved by the Board. A current copy of the nominating and corporate governance committee charter is available on our website (www.bwaycorp.com) under the link for “Investor Relations –Corporate Governance.” Stockholders may request a paper copy of this document, without charge, by writing to the Corporate Secretary, BWAY Holding Company, 8607 Roberts Drive, Suite 250, Atlanta, Georgia 30350.

The Nominating and Corporate Governance Committee met four times during fiscal 2008.

The Nominating and Governance Committee (“Nominating Committee”) is responsible for screening and recommending director candidates to the Board for nomination. The Nominating Committee may engage an independent search firm to assist in identifying appropriate candidates to consider as additions to the Board. When there is an opening on the Board, the Nominating Committee will also consider nominations received from our stockholders, if the proposed candidates meet the director qualification standards of the Company.

The Nominating Committee will then evaluate the resumes of any qualified candidates recommended for nomination. Generally, in order to be considered for nomination, a candidate must have (i) high professional and personal ethics and values; (ii) a strong record of significant leadership and meaningful accomplishments in his or her field; (iii) broad policy-making experience; (iv) the ability to think strategically; (v) sufficient time to carry out the duties of Board membership; and (vi) a commitment to enhancing stockholder value and representing the interests of all stockholders. The committee evaluates all candidates based on these qualification standards and the current needs of the Board.

Stockholder nominations must be accompanied by a candidate resume which addresses the extent to which the nominee meets the director qualification standards and any additional search criteria posted on our website. Nominations will be considered only if we are currently seeking to fill an open director position. All nominations by stockholders should be submitted in writing to the Chairman, Nominating and Governance Committee, c/o Corporate Secretary, BWAY Holding Company, 8607 Roberts Drive, Suite 250, Atlanta, Georgia 30350.

All of the nominees for election at the Special Meeting are current directors of the Company standing for re-election.

AUDIT COMMITTEE

The Audit Committee acts under a charter adopted and approved by the Board. A current copy of the audit committee charter is available on our website (www.bwaycorp.com) under the link for “Investor Relations –Corporate Governance.” Stockholders may request a paper copy of this document, without charge, by writing to the Corporate Secretary, BWAY Holding Company, 8607 Roberts Drive, Suite 250, Atlanta, Georgia 30350.

The Board, in its business judgment, has determined that each of the members of the Audit Committee meets the financial literacy requirements for audit committee members of the listing standards of the NYSE and the independence requirements for audit committee members of the listing standards of the NYSE, Rule 10A-3(b) as promulgated under the Securities Exchange Act of 1934, and SEC rules and regulations.

The Audit Committee met six times during fiscal 2008.

Audit Committee Report

This report is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules or to the liabilities of Section 18 of the 1934 Act and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by the Company under the Securities Act of 1933, as amended, or the Exchange Act of 1934, as amended.

The Audit Committee has reviewed and discussed the Company’s audited financial statements for the fiscal year ended September 28, 2008 with management.

The Audit Committee has discussed with the Company’s independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board (the “PCAOB”) in Rule 3200T.

The Audit Committee has received the written disclosures and letter from the independent accountant required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence.

Based on the Audit Committee’s review and discussions referred to above, the Audit Committee recommends to the Board that the audited financial statements be included in the Company’s annual report on Form 10-K for the fiscal year ended September 28, 2008.

Audit Committee

Earl L. Mason, Chairman

Lawrence A. McVicker

Wellford L. Sanders, Jr.

COMPENSATION COMMITTEE

The Compensation Committee acts under a charter adopted and approved by the Board. A current copy of the compensation committee charter is available on our website (www.bwaycorp.com) under the link for “Investor Relations –Corporate Governance.” Stockholders may request a paper copy of this document, without charge, by writing to the Corporate Secretary, BWAY Holding Company, 8607 Roberts Drive, Suite 250, Atlanta, Georgia 30350.

The Compensation Committee met six times during fiscal 2008.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messrs. Hayford, Mason, Wall and Sanders served as members of the compensation committee during fiscal 2008. In May 2008, Mr. Sanders was appointed to the Board, and he replaced Mr. Wall on the committee.

During fiscal 2008, there were no compensation committee interlocks and, except as disclosed under “Compensation Discussion and Analysis” below, there was no insider participation in compensation committee decisions.

No member of the compensation committee during fiscal 2008 was an officer or employee of the Company. Other than Mr. Hayford, no member of the compensation committee during fiscal 2008 was a former officer of the Company. Mr. Hayford served as the Chief Executive Officer of BWAY prior to January 2000.

STOCKHOLDER COMMUNICATIONS WITH DIRECTORS

Stockholders and interested parties who wish to contact the Board, any individual director, or the non-management or independent directors as a group, are welcome to do so in writing, addressed to such person(s) at BWAY Holding Company, c/o Corporate Secretary, 8607 Roberts Drive, Suite 250, Atlanta, Georgia 30350.

The corporate secretary will forward all written stockholder correspondence to the appropriate Board member(s), except for spam, junk mail, mass mailings, customer complaints or inquiries, job inquiries, surveys, business solicitations or advertisements, or patently offensive or otherwise inappropriate material. The corporate secretary may, at his discretion, forward certain correspondence, such as customer-related inquiries, elsewhere within the Company for review and possible response. Comments or questions regarding the Company’s accounting, internal controls or auditing matters will be referred to members of the Audit Committee. Comments or questions regarding the nomination of directors and other corporate governance matters will be referred to members of the Nominating and Corporate Governance Committee.

CODE OF ETHICS

The Board values effective corporate governance and adherence to high ethical standards. As such, in addition to the Guidelines, the Board has adopted a Code of Business Conduct and Ethics for our directors, officers and employees. We have posted a copy of our Code of Business Conduct and Ethics on our Internet website (www.bwaycorp.com) under the link for “Investor Relations –Corporate Governance.” Upon request, a paper copy of this document is available to stockholders free of charge.

DIRECTOR COMPENSATION

OVERVIEW OF DIRECTOR COMPENSATION

The Compensation Committee reviews the total compensation paid to non-management directors. The purpose of the review is to ensure that the level of compensation is appropriate to attract and retain a diverse group of directors with the breadth of experience necessary to perform the Board’s duties, and to fairly compensate directors for their service. The review is comprehensive and includes consideration of qualitative and comparative factors. To ensure directors are compensated relative to the scope of their responsibilities, the Compensation Committee considers: (i) the time and effort involved in preparing for Board, committee and management meetings and the additional duties assumed by committee chairs; (ii) the level of continuing education required to remain informed of broad corporate governance trends, and material developments and strategic initiatives within BWAY Holding; and (iii) the risks associated with fulfilling fiduciary duties. To supplement the qualitative analysis, the Compensation Committee also considers the total value of the compensation as compared with comparably sized public companies.

Non-Employee Director Compensation

Non-employee directors of the Company receive the following compensation under the terms of the BWAY Holding Company Independent Director Compensation Policy:

Description	Amount
Annual cash retainer	$40,000
Annual equity grant	50,000
Board or committee meeting fee (excluding audit committee meeting fee to chair)	1,500
Chair of the Audit Committee meeting fee	4,000

The number of shares issued under the annual equity-based retainer award is calculated using the closing price of the Company’s common stock on the date of the first board meeting of the fiscal year. The award is in the form of restricted stock, which vests on the last day of such fiscal year. If the service of an independent director terminates other than because of death or disability prior to the last day of such fiscal year, the unvested restricted stock then held will be forfeited.

Pursuant to a letter agreement with Mr. Ergas following his retirement from the Company effective December 31, 2007, as approved by the Compensation Committee, Mr. Ergas will receive $140,000 annually for the performance of his duties as non-executive chairman and the board, at its discretion, may grant Mr. Ergas an annual bonus.

Director Stock Ownership Guidelines

The Compensation Committee has not established stock ownership guidelines for our non-management directors.

Other Benefits

We reimburse all directors for travel and other necessary business expenses incurred in performance of their services for us. In addition, we extend coverage to all directors under a directors’ and officers’ indemnity insurance policy.

2008 DIRECTOR SUMMARY COMPENSATION TABLE

Non-employee directors of the Company who served during fiscal 2008 earned the following compensation:

Director	Fees Earned or Paid In Cash		Stock Awards(1)	Non-qualified Deferred Compensation Earnings		All Other		Total
Jean-Pierre M. Ergas	$305,000	(2)	$—	$83,692	(3)	$435,207	(4)	$823,899
Warren J. Hayford	58,000	(5)	50,000	—	(6)	—		108,000
Earl L. Mason	79,000	(7)	50,000	—		—		129,000
Lawrence A. McVicker	62,500	(8)	50,000	—		—		112,500
David M. Roderick	53,500	(9)	50,000	—		—		103,500
Wellford L. Sanders, Jr.	18,714	(10)	19,453	—		—		38,167
David I. Wahrhaftig	—		—	—		—		—
Thomas R. Wall, IV	—		—	—		—		—

(1)	Under the BWAY Holding Company Independent Director Compensation Policy, each independent director is granted an annual equity-based retainer award with a value at time of issuance of approximately $50,000. Such award is in the form of restricted stock, which vests on the last day of the fiscal year. If an independent director is appointed during the fiscal year, the retainer is prorated from the date of appointment.

As of September 28, 2008, the aggregate number of stock awards outstanding to directors was: Messrs. Hayford, McVicker and Roderick—6,247 shares each; Mr. Mason—9,407 shares; and Mr. Sanders—1,983 shares

(2)	The amount represents $105,000 in fees for the performance of Mr. Ergas as non-executive chairman of the board and a bonus of $200,000 approved by the board, each paid in cash. The bonus was earned in fiscal 2008 and paid in December 2008.

(3)	During fiscal 2008, we accrued $83,692 in expenses related to Mr. Ergas’ supplemental executive retirement plan. During 2008, we paid Mr. Ergas $204,750 in benefits under this plan.

(4)	The amount represents $202,185 in compensation paid to Mr. Ergas in the quarter ended with his retirement from the Company on December 31, 2007, perquisites of $38,022 for club dues, healthcare benefits and travel benefits for Mrs. Ergas ($29,650 in fiscal 2008) and $195,000 in consulting fees. The consulting fees were paid pursuant to a consulting agreement with Ergas Ventures, LLC, of which Mr. Ergas is a managing director.

(5)	The amount represents $40,000 in retainer fees and $18,000 in meeting fees.

(6)	During fiscal 2008, we recognized a benefit of $104,000 related to Mr. Hayford’s supplemental executive retirement plan due to the death of Mr. Hayford’s spouse who would have received a spousal benefit if Mr. Hayford preceded her in death. During 2008, we paid Mr. Hayford $157,500 in benefits under this plan.

(7)	The amount represents $40,000 in retainer fees and $39,000 in meeting fees, each paid in cash.

(8)	The amount represents $40,000 in retainer fees and $22,500 in meeting fees, each paid in cash.

(9)	The amount represents $40,000 in retainer fees and $13,500 in meeting fees, each paid in cash.

(10)	The amount represents $15,714 in retainer fees and $3,000 in meeting fees, each paid in cash.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of May 12, 2009, there were 21,907,380 shares of the Company’s common stock issued and outstanding. The following table sets forth, as of May 12, 2009, the beneficial ownership of BWAY Holding’s common stock by each of the current executive officers, by directors, by each person believed by the Company to beneficially own more than 5% of the Company’s common stock, by all current executive officers and directors of the Company as a group and by certain other Company stockholders. Shares of common stock subject to options that are exercisable within 60 days of May 12, 2009 are deemed beneficially owned by the person holding such options and are treated as outstanding for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage of any other person. The business address of each of the directors and executive officers is BWAY Holding Company, 8607 Roberts Drive, Suite 250, Atlanta, Georgia 30350.

Beneficial Owner	Number of Shares Beneficially Owned		Percent of Shares Beneficially Owned
Directors and Executive Officers
Jean-Pierre M. Ergas, Non-Executive Chairman	1,285,794	(1)	5.5%
Warren J. Hayford, Non-Executive Vice-Chairman (Independent)	1,911,135	(2)	8.4%
Earl L. Mason, Independent Director	18,753	(3)	*
Lawrence A. McVicker, Independent Director	15,593	(3)	*
David M. Roderick, Independent Director	15,593	(3)	*
Wellford L. Sanders, Jr., Independent Director	11,329	(3)	*
Thomas R. Wall, IV, Director(4)(5)	—		*
David I. Wahrhaftig, Director(4)(5)	—		*
Kenneth M. Roessler, President and Chief Executive Officer, Director	630,991	(6)	2.8%
Michael B. Clauer, Executive Vice President and Chief Financial Officer(7)	—		*
Kevin C. Kern, Senior Vice President and Chief Administrative Officer	231,455	(8)	1.0%
Jeffrey M. O’Connell, Vice President, Treasurer and Secretary	129,181	(9)	*
Thomas K. Linton, Senior Vice-President; President and Chief Operating Officer—NAMPAC Division	189,496	(10)	*
Dennis A. Bednar, President and Chief Operating Officer—BWAY Packaging	10,000	(11)	*
All Directors and Executive Officers as a Group (14 persons)	4,449,321	(12)	17.7%
Other Stockholders
Kelso Investment Associates VI, L.P.	9,928,103	(13)	45.3%
KEP VI, LLC	9,928,103	(13)	45.3%
Cumberland Associates LLC	1,190,000	(14)	5.4%
ValueAct SmallCap Master Fund, L.P.	3,481,122	(15)	15.9%

*	Less than 1%.

(1)	The figure represents options to purchase 1,285,794 shares, which could be exercised within 60 days of May 12, 2009. The options are held by Mr. Ergas (1,073,845 options) and by Sagre Group, L.P. (211,949 options). Sagre Group, L.P., is a limited partnership of which Mr. Ergas is the managing partner.

The figure does not include unvested options to purchase 428,037 shares, which we do not believe will vest and become exercisable within 60 days of May 12, 2009. These options will vest and become exercisable upon the achievement of certain stock performance criteria (for a discussion of the vesting criteria, see footnote 1 to the table under “Outstanding Equity Awards at Fiscal Year-End” below).

(2)	The figure includes: (a) 15,594 outstanding shares owned by Mr. Hayford (9,346 of the shares were issued in under the Company’s independent director compensation plan for fiscal 2009. The shares are restricted and will vest ratably over the fiscal year ending September 27, 2009. Although not fully vested as of May 12, 2009, Mr. Hayford has sole voting power of the shares); (b) options to purchase 754,074 shares, which he could exercise within 60 days of May 12, 2009; (c) 376,636 outstanding shares in three grantor retained annuity trusts (“GRAT”) from which Mr. Hayford receives annual annuity payments; (d) 175,949 outstanding shares in a family trust of which Mr. Hayford is beneficial owner; and (e) 588,882 outstanding shares held by the Warren Hayford Declaration of Trust, of which Mr. Hayford is beneficial owner.

Mr. Hayford is the settlor and the trustee of each GRAT. The Hayford Children’s Annuity Trust holds 76,636 shares, the Hayford 2008 Annuity Trust holds 150,000 shares and the Warren J. Hayford 2009A Annuity Trust holds 150,000 shares. Mr. Hayford disclaims beneficial ownership of the shares held by the GRATs, except to the extent of his pecuniary interest therein.

(3)	The figure includes 9,346 shares issued under the Company’s independent director compensation plan for fiscal year 2009. The shares are restricted and will vest at the end of the fiscal year on September 27, 2009. Although the shares will not be fully vested within 60 days of May 12, 2009, the director has sole voting power of the shares and the shares are included in the calculation of beneficial ownership.

(4)	The business address for these persons is c/o Kelso & Company, 320 Park Avenue, 24th Floor, New York, New York 10022.

(5)	Messrs. Wall and Wahrhaftig, as well as Frank T. Nickell, George E. Matelich, Michael B. Goldberg, Frank K. Bynum, Jr., Philip E. Berney, Frank J. Loverro and James J. Connors, II, may be deemed to share beneficial ownership of shares of common stock owned of record by Kelso Investment Associates VI, L.P. and KEP VI, LLC, by virtue of their status as managing members of KEP VI, LLC and Kelso GP VI, LLC, the general partner of Kelso Investment Associates VI, L.P. Messrs. Nickell, Wall, Matelich, Goldberg, Wahrhaftig, Bynum, Berney, Loverro and Connors share investment and voting power with respect to the shares of common stock owned by Kelso Investment Associates VI, L.P. and KEP VI, LLC but disclaim beneficial ownership of such shares.

(6)	The figure represents options to purchase 630,991 shares, which Mr. Roessler could exercise within 60 days of May 12, 2009.

(7)	Mr. Clauer was hired by the Company and appointed Executive Vice President and Chief Financial Officer on January 5, 2009. He was not an officer of the Company during fiscal 2008. Prior to January 5, 2009, Mr. Kern served as the Company’s Vice President of Administration and Chief Financial Officer. Mr. Clauer was granted an option to purchase 50,000 shares of the Company’s common stock. The option vests in equal installments upon each of the first three anniversaries of the grant. None of those options would be exercisable within 60 days of May 12, 2009.

(8)	The figure represents: (a) 8,508 outstanding shares owned by Mr. Kern; and (b) options to purchase 222,947 shares, which Mr. Kern could exercise within 60 days of May 12, 2009.

(9)	The figure represents: (a) 5,672 outstanding shares owned by Mr. O’Connell; and (b) options to purchase 123,509 shares, which Mr. O’Connell could exercise within 60 days of May 12, 2009.

(10)	The figure represents: (a) 28,982 outstanding shares owned by Mr. Linton; and (b) options to purchase 160,514 shares, which Mr. Linton could exercise within 60 days of May 12, 2009.

(11)	The figure represents options to purchase 10,000 shares, which Mr. Bednar could exercise within 60 days of May 12, 2009.

(12)	The figure of outstanding shares and options, as described in the preceding footnotes and in footnote 13 below, excludes shares held by Kelso Investment Associates VI, L.P. and KEP VI, LLC that may be deemed to be beneficially owned by Mr. Wall and Mr. Wahrhaftig.

(13)	The shares of common stock beneficially owned by Kelso Investment Associates VI, L.P. and KEP VI, LLC represent the combined share ownership of Kelso Investment Associates VI, L.P. and KEP VI, LLC. Kelso Investment Associates VI, L.P. and KEP VI, LLC, due to their common control, could be deemed to beneficially own each of the other’s shares, but disclaim such beneficial ownership. The business address of each of the reporting persons is c/o Kelso & Company, 320 Park Avenue, 24th Floor, New York, New York 10022.

(14)	Information is based solely on a Schedule 13G/A filed with the SEC on January 30, 2009. Cumberland Associates LLC reports having sole voting and dispositive power over 1,190,000 shares. The address of the reporting person is 1114 Avenue of the Americas, New York, NY 10036.

(15)	Information is based solely on a Schedule 13D/A filed with the SEC on October 14, 2008 and Form 4 filed with the SEC on November 25, 2008. Each of ValueAct SmallCap Master Fund, L.P., VA SmallCap Partners, LLC, ValueAct SmallCap Management, L.P., ValueAct SmallCap Management, LLC and David Lockwood reports having sole voting and dispositive power for 3,384,322 shares on the Schedule 13D/A and each reports a beneficial interest in an additional 96,800 shares on the Form 4. Includes 3,481,122 shares owned directly by ValueAct SmallCap Master Fund, L.P., VA SmallCap Partners, LLC as the General Partner of ValueAct SmallCap Master Fund, L.P., (ii) ValueAct SmallCap Management, L.P. as the manager of ValueAct SmallCap Master Fund, L.P. and (iii) ValueAct SmallCap Management, LLC as the General Partner of ValueAct SmallCap Management, L.P. and, as such, may be deemed to be the beneficial owner of the shares held by ValueAct SmallCap Master Fund, L.P. Mr. Lockwood is the Managing Member of VA SmallCap Partners, LLC and ValueAct SmallCap Management, LLC and may also be deemed to be the beneficial owner of the shares. Mr. Lockwood disclaims beneficial ownership of the reported stock except to the extent of his pecuniary interest therein. The address of each of the reporting persons is 435 Pacific Avenue, San Francisco, CA 94133.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires that our directors, executive officers and persons who own more than 10% of our registered common stock file initial reports of ownership with the SEC and the NYSE. They must also file reports of changes in ownership with the SEC and the NYSE. Such directors, executive officers and 10% stockholders are also required to furnish us with copies of all Section 16(a) reports that they file.

Our employees prepare these reports for our directors and executive officers who request it on the basis of information obtained from them and from our records. Based on a review of information available to us, we believe that all Section 16(a) filing requirements applicable to our directors, executive officers and 10% stockholders were complied with during the fiscal year ended September 28, 2008, with the exception of the late filing of a Form 5 on January 26, 2009 by Mr. Hayford, one of our directors, due to a technical oversight.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

The information presented in this compensation discussion and analysis, including the Summary Compensation Table below and related tables, refers to positions held by those during fiscal 2008. Each of the named executive officers held their position for the entire fiscal year, except for Mr. Bednar, who moved into his current position in February 2008. Prior to becoming president and chief operating officer of the entire BWAY Packaging division, Mr. Bednar was the chief operating officer for a section of that division. As of September 28, 2008, Mr. Bednar was not an officer of the Company; however, under the rules of the SEC he is considered a named executive officer for the disclosures presented below. On January 5, 2009, Mr. Kern became Senior Vice President and Chief Administrative Officer of the Company. Effective May 21, 2009, Mr. Linton resigned from the Company.

Named Executive Officers

The following Compensation Discussion and Analysis describes the material elements of compensation for the following individuals, collectively referred to as the “named executive officers” as of and for the fiscal year ended September 28, 2008:

•	Kenneth M. Roessler, President and Chief Executive Officer;

•	Kevin C. Kern, Vice President of Administration and Chief Financial Officer;

•	Jeffrey M. O’Connell, Vice President, Treasurer and Secretary;

•	Thomas K. Linton, Senior Vice President; President and Chief Operating Officer—NAMPAC; and

•	Dennis A. Bednar, President and Chief Operating Officer—BWAY Packaging.

Biographical information on our named executive officers can be found in Item 10, “Directors, Executive Officers and Corporate Governance” of the annual report on Form 10-K for the fiscal year ended September 28, 2008 or on our website, (www.bwaycorp.com), under the link for “Investor Relations –Corporate Governance.”

Compensation Objectives

The fundamental objectives of our executive compensation programs are to ensure that executives are provided incentives and compensated in a way that advances both the short- and long-term interests of stockholders while also ensuring that we are able to attract and retain executive management talent.

How We Determine Compensation

The Compensation Committee is responsible for discharging the Board’s responsibilities related to the compensation of our executives. The duties and responsibilities of the Compensation Committee include, but are not limited to, the following:

•	Establish our general compensation philosophy, and, in consultation with senior management, oversee the development and implementation of our compensation programs;

•

At least annually: (i) review and approve corporate goals and objectives relevant to the compensation of the Chief Executive Officer, (ii) evaluate the performance of the Chief Executive Officer in light of those goals and objectives, (iii) report the results of such evaluation to the Board and (iv) determine the Chief Executive Officer’s compensation level based on this evaluation;

•

At least annually, review and approve all compensation arrangements of our named executive officers and other senior executives, including, without limitation: (i) annual base salary; (ii) short-term incentive levels; (iii) long-term incentive levels; (iv) employment agreements, severance arrangements and change-in-control agreements/provisions, in each case as, when and if appropriate; and (v) any special or supplemental benefits;

•

Review and make recommendations to the Board with respect to compensation, incentive-compensation plans and equity-based plans, other than as related to the Chief Executive Officer, and oversee the administration of these plans, including the discharge of any responsibilities imposed on the Compensation Committee by any of these plans;

•	Periodically review and make recommendations to the Board regarding director compensation;

•

Oversee regulatory compliance with respect to compensation matters, including our policies on structuring compensation programs to preserve tax deductibility (including, as and when required, for compliance with Section 162(m) of the Internal Revenue Code of 1986 (the “Code”), establishing performance goals and certifying that such performance goals and any other material terms have been attained);

•	Report to the Board periodically on all matters for which the Compensation Committee has responsibility; and

•

Exercise such other powers and perform such other duties and responsibilities as are incidental to the purposes, duties and responsibilities specified in its Charter and as may from time to time be delegated to the Compensation Committee by the Board.

At the beginning of each fiscal year, management provides the Compensation Committee with recommendations for total compensation for the named executive officers. The Compensation Committee engages an independent compensation consultant to assist in the development of compensation data that facilitates management’s recommendations to the Compensation Committee. The management presentation includes an analysis prepared in support of the recommendations. Based on the compensation consultant’s proprietary data, the analysis includes market compensation based on comparable positions of responsibility using competitive pay levels. The consultant determines competitive pay levels through regression analysis, a statistical technique that considers the relationship between total revenue and compensation. The analysis provides competitive data at various percentile ranks within the distribution of compensation. The Compensation Committee uses the percentile ranks as a guide and does not have a specific policy to maintain executive compensation at or within certain percentiles. In addition, the focus of the analysis is based on a position and does not take into account individual incumbent factors, such as performance, years of experience, skill set or perceived value of the position to the company, each of which is evaluated by the Compensation Committee using its judgment.

The Compensation Committee reviews the recommendations and discusses them with management. The Compensation Committee’s review is comprehensive and includes consideration of many factors, including: (i) the alignment of the proposed compensation with our compensation objectives; (ii) the overall value of the compensation package; and (iii) the comparability of supplemental compensation, benefits, perquisites and protections commonly extended to executive officers of other comparably sized companies.

Role of Executive Officers in Determining Compensation

Mr. Roessler rates the individual performance and assesses the talent of the other named executive officers, which may impact their base salary, short-term incentive awards or, to the extent applicable, long-term incentive awards, and makes his recommendations to the Compensation Committee regarding their compensation.

Summary of Compensation and Benefit Programs

We maintain a variety of compensation and benefit programs in which our named executive officers and other selected employees participate. These programs include our short-term Annual Incentive Plan (“AIP”); our Long-Term Incentive Programs (“LTIPs”); and our retirement savings plans.

Elements of Compensation

We approach our compensation objectives for our named executive officers through the following elements:

Element	Form of Compensation	Purpose	Performance Metric(s)
Base Salary	Cash	Provide competitive, fixed compensation to attract and retain exceptional executive talent	Not performance-based
Short-Term Incentive	Cash	Provide the opportunity to earn competitive compensation directly linked to our performance	Adjusted EBIT and Adjusted Free Cash Flow (Fiscal 2008); ROIC and Adjusted EBITDA less Capital Expenditures (Fiscal 2009)
Long-Term Incentive	Stock options	Create a strong financial incentive for achieving or exceeding long-term performance goals and encourage a significant equity stake in our company	BWAY Holding common stock price
Health, Retirement and Other Benefits	Eligibility to participate in benefit plans generally available to our employees, including retirement, health, life insurance, disability and paid vacation plans	Plans are part of our broad-based employee benefits program	Not performance-based
Executive Benefits and Perquisites	Change in control agreements for certain executives, reimbursement for out-of-pocket expenses under our basic salaried health insurance program (including deductibles and co-payments), automobile allowance and country/health club dues	Provide competitive benefits to promote the health, well-being and financial security of our executive officers	Not performance-based

Analysis of Compensation Elements

Base Salary

The Compensation Committee generally determines base salary levels for our named executive officers early in the fiscal year, with changes becoming effective during the second quarter of each fiscal year. The base salaries that became effective in fiscal 2008 were established based upon a review of the following factors: (i) internal value of the position relative to other positions; (ii) external value of the position or comparable position; and (iii) individual performance compared with individual objectives. Based on these factors, the Compensation Committee approved base salary increases of 3% for Messrs. Kern, O’Connell and Linton. Mr. Roessler’s salary was increased 4% late in the third quarter of fiscal 2008; his increase was higher because it was the first increase in his base salary since becoming CEO in January 2007. Mr. Bednar’s base salary increased 20% over his initial base salary when he was hired in August 2007. The increase for Mr. Bednar was concurrent with his promotion to President and Chief Operating Officer of the Company’s BWAY Packaging division. With the exception of the adjustment for Mr. Bednar, the base salary adjustments for the named executive officers in fiscal 2008 reflect a general inflation increase consistent with annual base salary adjustments for many of the Company’s salaried positions. Mr. Bednar’s increase reflected the additional responsibilities associated with his new position.

Based on the performance of the Company in fiscal 2007, relative to internally established performance metrics, the Compensation Committee chose not to increase base salary for the named executive officers beyond a general inflation factor. The committee believed that management would be adequately compensated in fiscal 2008 in accordance with the goals of compensation as discussed in this CD&A if management achieved the fiscal 2008 performance metrics under the AIP.

Short-Term Incentive

Short-term incentive awards, which are payable in cash under our AIP, are expressed as a percentage of each named executive officer’s base salary, called the “Target Percentage.” The Target Percentage is determined based on: (i) each named executive officer’s position of responsibility as determined by the by the independent compensation consultant; (ii) the proportion of total short-term compensation paid as base salary; and (iii) relativity to the roles of the other named executive officers. In fiscal 2008, the Target Percentages for the named executive officers ranged from 40% to 70%. These percentages remained unchanged from fiscal 2007 and no changes to them are expected for fiscal 2009.

Based on actual performance compared with specific goals, award recipients could earn zero to two and a half times their Target Percentage. The specific goals are approved by the Compensation Committee at the beginning of each fiscal year. The goals are established with a minimum required result before any incentive is payable. The goals are expected to be challenging, but achievable with significant effort. The Target Percentage may be allocated among several metrics, each, based on actual performance, with a different multiplier. The sum of metric percentages must equal 100%.

With the exception of Messrs. Bednar and Linton, the metric used to measure the performance of our named executive officers for fiscal 2008 was split evenly between consolidated earnings before interest and taxes, adjusted by adding back restructuring expense and certain one-time adjustments (“Adjusted EBIT”) and operating cash flow, adjusted as applicable for one time or unusual items, less capital expenditures (“Adjusted Free Cash Flow”). Messrs. Bednar and Linton, as divisional officers, had the additional metric of Adjusted EBIT for their respective division (BWAY Packaging or NAMPAC).

Each proposed AIP Payout, which is based on actual results, is presented to the Compensation Committee for final approval before it is paid. AIP is paid in the first quarter of the subsequent fiscal year after operating results have been finalized and the Compensation Committee has approved the payout. Each element of short-term incentive awards is subject to the attainment of a minimum threshold. Metrics used to measure performance are calculated net of any expected bonus level and, as such, are “self-funding.”

We believe our use of the selected performance metrics as a primary incentive factor demonstrates our commitment to linking executive compensation with increasing stockholder value.

The actual performance for fiscal 2008 was compared with the goals approved by the Compensation Committee to determine the expected AIP Payout. The Multiplier goals for fiscal 2008 were established based on consolidated Adjusted EBIT, consolidated Adjusted Free Cash Flow and, for Messrs. Bednar and Linton, additionally on divisional Adjusted EBIT.

In fiscal 2008, the achievement of established metrics was mixed. Although the Company exceeded the maximum metric level for Adjusted Free Cash Flow, the Company did not achieve the minimum metric level of consolidated Adjusted EBIT, each as set by the Compensation Committee to trigger an AIP Payout for the named executive officers. For the divisional goals for Messrs. Bednar and Linton, the BWAY Packaging division exceeded its maximum metric level but the NAMPAC division failed to achieve its minimum metric level. All of the named executive officers received a partial AIP Payout in fiscal 2008.

Long-Term Incentive

The Compensation Committee has not awarded long-term incentive awards under our LTIP to the named executive officers, excluding Messrs. Bednar and Linton, since the management buyout in 2003. Mr. Linton was granted certain awards under our LTIP at the acquisition of NAMPAC in fiscal 2004 and Mr. Bednar was awarded certain awards under our LTIP when he was hired in fiscal 2007. The options granted to the named executive officers, with the exception of Mr. Bednar, consisted of service options, which vested over three years, performance options, which vested over five years based on the achievement of certain annual and cumulative performance goals, and exit options, which vested based on certain exit events and the achievement of certain cumulative return on investment criteria. Concurrent with the initial public offering in June 2007, the Board approved the vesting of all unvested performance awards and the vesting of a portion of the exit options based on the percentage of the cumulative return on investment criteria as of the initial public offering. In addition, the vesting criteria of the remaining unvested exit options was modified so the options vest in three tranches based on the performance of BWAY Holding’s stock. The awarding of options and the vesting modifications made at the initial public offering are consistent with our compensation objectives to advance the long-term interest of our stockholders, as well as to retain executive management talent. The options awarded to Mr. Bednar were granted pursuant to the LTIP adopted by the Board in fiscal 2007 preceding and in contemplation of the initial public offering. The awards to Mr. Bednar are service awards and vest in three equal annual installments beginning on the first anniversary of the grant.

For a discussion of our LTIPs, see Note 10, “Share-Based Compensation,” of Notes to Consolidated Financial Statements, in Item 8 of the annual report on Form 10-K for the fiscal year ended September 28, 2008. In addition, see “Stock Ownership Guidelines” below.

Perquisites and Other Benefits

Our named executive officers are generally offered the same employee benefits and perquisites offered to all employees. In addition, certain of our named executive officers receive an automobile allowance, are paid for expenses not covered under our health insurance plans, change-in-control agreements, employment agreements and country club dues. We provide executive benefits and perquisites to compete for executive talent and to promote the health, well-being and financial security of our named executive officers. A description of executive benefits and perquisites, and the costs associated with providing them for the named executive officers, are reflected in the “All Other Compensation” column of the “Summary Compensation Table” under “Compensation of Executive Officers” below.

Retirement Savings Plans

Our retirement savings plans are intended to meet the requirements of Section 401(k) of the Code. With the exception of Mr. Linton, each of the named executive officers is eligible to participate in the BWAY retirement savings plan. Mr. Linton is eligible to participate in the NAMPAC retirement savings plan. The BWAY plan matches 100% of the first 4% of employee contributions, up to a maximum of $9,200 for calendar year 2008, and the NAMPAC plan contributes 3% of base salary without an employee participation requirement, up to the IRS allowed maximum ($6,900 for calendar year 2008). The Company’s contributions to these retirement savings plan vest immediately.

Although we currently intend to continue the retirement savings plans, as well as to make employer contributions, the Compensation Committee may terminate the plan or discontinue the matching contributions at its sole discretion. We do not sponsor any other retirement plans in which our named executive officers participate. The plans are not expected to provide sufficient income replacement relative to our named executive officers’ anticipated retirement needs. The potential retirement income gap for our named executive officers may be filled by other reward elements, including long-term incentives.

Other Retirement Benefits

NAMPAC Pension Plan

Mr. Linton participates in a defined benefit pension plan sponsored by NAMPAC that covers certain of its hourly and salaried employees. The plan was frozen for salaried and hourly participants in 2004 and 1998, respectively. Benefits are based on the participant’s compensation and period of employment as of the date the plan was frozen. The plan was in place when we acquired NAMPAC, and it was frozen to new participants following the acquisition in 2004. None of the other named executive officers participates in this plan, and no other defined pension benefits are offered to the named executive officers.

Equity Award Grant Practices

All equity-based incentive awards, including awards to our named executive officers and directors, must be approved by the Compensation Committee.

Timing of Awards

Equity awards are discretionary and are not granted on a set schedule. The Compensation Committee is evaluating future grants, if any, of additional equity awards to our named executive officers. Special long-term incentive awards are generally granted, as deemed necessary, at regularly scheduled committee meetings for new hires, promotions, recognition or retention purposes. We do not coordinate or time the release of material non-public information around our grant dates in order to affect the value of the compensation. Our named executive officers do not play a role in the selection of grant dates.

Determination of Grant Date

The grant date is the date that the Compensation Committee approves the equity award and the Company and the award recipient reach a mutual understanding of the key terms and conditions of the award.

Determination of Exercise Price

The exercise price for stock option awards is equal to the last reported sale price of BWAY Holding common stock on the grant date as quoted on the NYSE. Unless otherwise determined by the Compensation Committee, “fair market value” as of a given date is the closing sale price of BWAY Holding common stock on such date as quoted on the NYSE.

Repricing of Stock Options

Under our LTIPs, a stock option may not be: (i) amended to reduce its initial exercise price, except in the case of a stock split or similar event; or (ii) canceled and replaced by a stock option having a lower exercise price; without the approval of stockholders.

Stock Ownership Guidelines

The Compensation Committee has not set specific stock ownership guidelines for the named executive officers. With the exception of Mr. Bednar, who was hired in fiscal 2007, and Mr. Linton, who was not a named executive officer until fiscal 2004 when we acquired NAMPAC, each of the named executive officers was a member of management at the time of the Kelso buyout in February 2003. At that time, management deferred the exercise of certain equity awards and was awarded additional equity awards for an overall equity position that was acceptable to Kelso, our equity partner in the buyout.

Tax and Other Considerations

Tax Deductibility of Compensation

Section 162(m) of the Code limits the deductibility of compensation in excess of $1.0 million paid to the Chief Executive Officer, the Chief Financial Officer or any of the three other most highly compensated executive officers, unless the compensation qualifies as “performance-based compensation.” Among other things, in order to be deemed performance-based compensation, the compensation must be based on the achievement of pre-established, objective performance criteria and must be pursuant to a plan that has been approved by our stockholders. It is intended that all performance-based compensation paid as related to fiscal 2008 to our named executive officers under the plans and programs described above will qualify for deductibility, either because the compensation is below the threshold for non-deductibility provided in Section 162(m), or because the payment of amounts in excess of $1.0 million qualify as performance-based compensation under the provisions of Section 162(m).

We believe that it is important to continue to be able to take all available company tax deductions with respect to the compensation paid to our named executive officers. Therefore, we believe we have taken all actions that may be necessary under Section 162(m) to continue to qualify for all available tax deductions related to executive compensation.

Accounting Treatment

We account for stock-based awards based on their grant date fair value, as determined under SFAS No. 123(R), Share-Based Payment. Compensation expense for these awards is recognized on a straight-line basis over the requisite service period of the award (or to an employee’s eligible retirement date, if earlier). If the award is subject to a performance condition, however, the cost will vary based on our estimate of the number of shares that will ultimately vest. The majority of our outstanding, unvested awards have vesting criteria based on the achievement of certain stock price targets. We used a Monte-Carlo simulation model to determine an expected term over which we are recognizing the expense. Outstanding, unvested options granted under the Omnibus Incentive Plan, none of which were granted to a named executive officer, vest over three year service period, with one-third vested on each anniversary date.

Executive Compensation Changes Planned for Fiscal 2009

Short-Term Incentive

The bonus criterion for the named executive officers as it related to consolidated Adjusted EBITDA was modified to a measure of return on invested capital (“ROIC”) in fiscal 2009; the bonus criterion based on consolidated Adjusted Free Cash Flow was modified to consolidated Adjusted EBITDA minus capital expenditures in fiscal 2009. The bonus objectives for fiscal 2009 for Messrs. Bednar and Linton include a component based on divisional ROIC.

Fiscal 2009 Basis for Establishing Compensation

The basis for establishing compensation will remain unchanged in fiscal 2009. As discussed above, the metrics for short-term incentive awards under our AIP have been revised to reflect what we believe are measures important to stockholders. The Compensation Committee is currently evaluating base salary and short-term incentive Target Percentage based, in part, on the analysis provided by the independent compensation consultant.

Fiscal 2009 Long-Term Incentives

The Compensation Committee is currently evaluating the sufficiency of management’s outstanding long-term incentive awards as an incentive for the achievement of long-term goals. Although we do not anticipate any additional long-term incentive awards to the named executive officers in fiscal 2009, the Compensation Committee will evaluate the use of such awards should circumstances change or if it determines in its discretion that additional awards are necessary to fulfill our compensation objectives.

COMPENSATION COMMITTEE REPORT

This report is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules or to the liabilities of Section 18 of the 1934 Act and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by the Company under the Securities Act of 1933, as amended, or the Exchange Act of 1934, as amended.

The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” in this Proxy Statement with the Company’s management. Based on that review and those discussions, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis section be included in this Proxy Statement and considered to be furnished in the Company’s annual report on Form 10-K for the fiscal year ended September 28, 2008.

Compensation Committee

Warren J. Hayford, Chairman

Earl L. Mason

Wellford L. Sanders, Jr.

SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation earned by each of our named executive officers during fiscal years 2008 and 2007:

Name and Principal Position	Fiscal Year		Base Salary ($)	Bonus ($)		Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)		All Other Compensation		Total
Kenneth M. Roessler	2008		607,000	—		1,230,001	531,125	—		39,918	(4)	2,408,044
President and Chief Executive Officer	2007		550,000	3,681,000	(1)	2,207,144	—	—		47,706	(4)	6,485,850
Kevin C. Kern	2008		346,375	—		295,203	216,484	—		48,086	(5)	906,148
Vice-President of Administration and Chief Financial Officer	2007		323,333	1,417,000	(1)	529,712	—	—		47,127	(5)	2,317,172
Jeffrey M. O’Connell	2008		224,125	—		123,001	112,063	—		29,427	(6)	487,916
Vice-President, Treasurer and Secretary	2007		211,667	805,000	(1)	220,713	—	—		25,785	(6)	1,263,165
Thomas K. Linton	2008		356,563	—		361,982	111,426	—	(7)	49,485	(8)	879,456
Senior Vice President, President and Chief Operating Officer—NAMPAC Division	2007		339,367	972,000	(1)	629,484	212,104	—	(7)	27,878	(8)	2,180,833
Dennis A. Bednar	2008		281,250	192,640	(9)	25,523	246,094	—		—		745,507
President and Chief Operating Officer—BWAY Packaging Division	2007	(10)	30,449	50,000	(11)	841	—	—		—		81,290

(1)	The amounts in this column represent a one-time bonus paid to management based on the successful completion of BWAY Holding’s initial public offering in June 2007.

(2)	The amounts in this column represent the dollar amount of the expense related to stock option awards recognized by the Company for financial statement reporting purposes in accordance with SFAS No. 123(R). In 2007, the amounts include expense recognized related to the accelerated vesting of certain exit event options concurrent with the initial public offering. For Messrs. Roessler, Kern, O’Connell and Linton, these amounts were $1,680,461, $403,306, $168,044 and $439,121, respectively. For a discussion of the acceleration of vesting and for the assumptions used in calculating these amounts, see Note 10, “Share-Based Compensation,” of Notes to Consolidated Financial Statements, in Item 8 of the annual report on Form 10-K for the fiscal year ended September 28, 2008.

(3)	The amounts in this column reflect short-term incentive awards made under our AIP. The amounts in 2007 and 2008 represent awards expensed in those years and paid in the first quarter of fiscal years 2008 and 2009, respectively.

(4)	The amount includes employer matching contributions under our Retirement Savings Plan, out-of-pocket expenses related to amounts paid by Mr. Roessler that were not covered under our basic health insurance plan, an automobile allowance and club dues.

The out-of-pocket expenses reimbursed to the named executive officer that were not covered under our basic health insurance plan include, among other things, co-payments, deductibles and procedures not covered under the basic plan. The amounts are initially paid by the executive and submitted by him for reimbursement by the company. Any amount included in other compensation is the amount submitted by the person during the fiscal year and will not reflect any amounts incurred by the person that were not submitted to the company for reimbursement during the fiscal year.

(5)	The amount includes employer matching contributions under our Retirement Savings Plan, out-of-pocket expenses related to amounts paid by Mr. Kern that were not covered under our basic health insurance plan, an automobile allowance and club dues. See footnote 4 above for a further discussion of the out-of-pocket health plan expenses reimbursed.

(6)	The amount includes employer matching contributions under our Retirement Savings Plan, out-of-pocket expenses related to amounts paid by Mr. O’Connell that were not covered under our basic health insurance plan and an automobile allowance. See footnote 4 above for a further discussion of the out-of-pocket health plan expenses reimbursed.

(7)	The actuarially determined liability related to Mr. Linton’s participation in the NAMPAC defined benefit pension plan decreased $179 in fiscal 2008 and $1,559 in fiscal 2007. The liabilities decreased in each year as discount rates changed. The liability is funded and will be paid from the plan trust. See Note 13, “Employee Benefit Obligations – Pension and Postretirement Benefit Plans,” of Notes to Consolidated Financial Statements, in Item 8 of our annual report on Form 10-K for the fiscal year ended September 28, 2008. The decrease in pension value is not included in the table.

(8)	The amount includes employer contributions under the NAMPAC Retirement Savings Plan, out-of-pocket expenses related to amounts paid by Mr. Linton that were not covered under our basic health insurance plan ($27,024 in fiscal 2008), personal use of a company car and club dues. See footnote 4 above for a further discussion of the out-of-pocket health plan expenses reimbursed.

(9)	The amount represents a relocation bonus paid to Mr. Bednar to facilitate his decision to relocate to the BWAY Packaging division office in Cincinnati, Ohio.

(10)	Mr. Bednar was hired in August 2007 as the Chief Operating Officer for a section of our BWAY Packaging division. In February 2008, Mr. Bednar was promoted to President and Chief Operating Officer of the entire BWAY Packaging division.

(11)	The amount represents a sign-on bonus paid to Mr. Bednar as an incentive to accept the Company’s employment offer.

GRANTS OF PLAN-BASED AWARDS

There were no grants under our LTIP or any other plan to any of our named executive officers during fiscal 2008.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table provides a summary of equity awards outstanding for each of the named executive officers as of September 28, 2008:

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Kenneth M. Roessler(1)	56,758	—	1.78	9/5/2011
	37,311	—	1.84	2/21/2010
	536,922	214,018	5.35	2/08/2013
Kevin C. Kern(1)	15,389	—	1.61	12/14/2009
	78,697	—	2.96	1/28/2012
	128,861	51,365	5.35	2/08/2013
Jeffrey M. O’Connell(1)	2,346	—	1.61	12/14/2009
	67,472	—	2.96	1/28/2012
	53,691	21,402	5.35	2/08/2013
Thomas K. Linton(1)	160,514	63,982	8.82	7/08/2014
Dennis A. Bednar(2)	10,000	20,000	11.23	9/18/2017

(1)

The unexercisable options outstanding will become vested in three equal tranches based on an average per share closing price of BWAY Holding common stock over 45 day periods with a minimum closing price on the 45th day for each tranche, as follows: (i)  1/3 will vest if the average per share closing price of BWAY Holding common stock over any consecutive 45 days during which the stock trades is at least $19.26 and the closing price on the 45th such day is at least $16.37; (ii)  1/3 will vest if the average per share closing price of BWAY Holding common stock over any consecutive 45 days during which the stock trades is at least $21.52 and the closing price on the 45th such day is at least $18.29; and (iii)  1/3 will vest if the average per share closing price of BWAY Holding common stock over any consecutive 45 days during which the stock trades is at least $23.78 and the closing price on the 45th such day is at least $20.21.

(2)	The unexercisable options outstanding will become vested in equal tranches on the second and third anniversary of the grant date, which was September 18, 2007.

OPTIONS EXERCISED

There were no options exercised by the named executive officers during fiscal 2008.

PENSION BENEFITS

The table below provides a summary of the pension benefits for our named executive officers as of September 28, 2008:

Name	Plan Name	Years of Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Fiscal 2008 ($)
Thomas K. Linton	NAMPAC Pension Plan	3.1	38,970	—

The present value of accumulated benefit represents benefits payable under a defined benefit pension plan sponsored by NAMPAC that covers certain of its salaried employees. The plan was frozen in 2004. Mr. Linton’s benefits are based on his compensation and period of employment as of the date the plan was frozen.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

We have change-in-control agreements and employment agreements with certain of our named executive officers (see “Management Employment Agreements” and “Change in Control Agreements” below). As such, potential payments that could be received by our named executive officers upon termination of employment or a change-in-control would be in connection with these agreements and equity-based incentive awards granted under our LTIP. The amounts reported for stock options represent the intrinsic value of stock options, calculated based on the closing price of our common stock on September 26, 2008, the last trading day in fiscal 2008. The amounts reported for change-in-control agreements represent the amounts payable upon a change-in-control as if such occurred on September 28, 2008.

The following table summarizes potential payments of upon termination or change-in-control for each named executive officer under various scenarios:

			Termination
Name	Element	For Cause(1) ($)	Not for Cause(2) ($)		Following Change-in- Control(3) ($)		Death or Disability(4) ($)	Retirement(5) ($)
Kenneth M. Roessler	Stock options	—	4,580,157		4,580,157		4,580,157	4,580,157
	Payments	—	—		1,779,000		—	—

	Total	—	4,580,157		6,359,157		4,580,157	4,580,157
Kevin C. Kern	Stock options	—	1,746,074		1,746,074		1,746,074	1,746,074
	Payments	—	—		793,000	(6)	—	—

	Total	—	1,746,074		2,539,074		1,746,074	1,746,074
Jeffrey M. O’Connell	Stock options	—	1,001,248		1,001,248		1,001,248	1,001,248
	Payments	—	—		401,000	(6)	—	—

	Total	—	1,001,248		1,402,248		1,001,248	1,001,248
Thomas K. Linton	Stock options	—	523,276		523,276		523,276	523,276
	Payments	—	605,000	(7)	979,000	(8)	—	—

	Total	—	1,128,276		1,502,276		523,276	523,276

(1)	All stock options are immediately and irrevocably forfeited upon termination for cause. In addition, no amounts are payable under the applicable change-in-control agreements upon termination for cause.

(2)	Upon voluntary termination or termination other than for cause: (i) stock options that are vested as of the date of termination may be exercised during a 60-day period beginning on the termination date; and (ii) all unvested stock options are immediately and irrevocably forfeited as of the date of termination. In addition, no amounts are payable under the applicable change-in-control agreements upon voluntary termination or termination other than for cause.

(3)	Upon involuntary termination or termination for good reason within 12 months following a change-in-control: (i) stock options vest 100% and may generally be exercised until their natural dates of expiration; and (ii) stock awards with performance-based vesting criteria will vest as if 100% of the target shares had been earned.

(4)	Upon death or disability: (i) stock options that are vested as of the date of death or disability may generally be exercised for a period of one year; and (ii) all unvested stock options and stock awards are immediately and irrevocably forfeited as of the date of death or disability. In addition, no amounts are payable under the applicable change-in-control agreements upon death or disability.

(5)	Upon qualified retirement: (i) stock options that are vested as of the date of qualified retirement may generally be exercised for a period of one year; and (ii) all unvested stock options and stock awards are immediately and irrevocably forfeited as of the date of qualified retirement. In addition, no amounts are payable under the applicable change-in-control agreements upon qualified retirement.

(6)	This amount represents amounts due under a change-in-control agreement. For a summary of the amounts payable to the named executive officer and restrictive covenants contained in the agreement, see “Change in Control Agreements” below.

(7)	Mr. Linton is entitled to certain payments upon termination without cause pursuant to a letter agreement dated July 2004. Under this agreement, Mr. Linton is entitled to one time annual base salary, accrued bonus through the date of termination, and health and dental benefits for a period of twelve months.

(8)	Mr. Linton’s change-in-control payments are pursuant to a letter agreement dated May 28, 2004. Under this agreement, Mr. Linton is entitled to two times annual base salary, one time annual bonus and health and dental benefits for a period of twenty-four months.

Management Employment Agreements

Thomas K. Linton

BWAY entered into a letter agreement with Mr. Linton in May 2004 that became effective upon the closing of the NAMPAC acquisition on July 7, 2004. Pursuant to the agreement, Mr. Linton became President and Chief Operating Officer—NAMPAC Division. Mr. Linton’s base salary was initially set and is subject to annual merit increases based on a performance review. Mr. Linton is eligible to participate in the annual cash incentive plan as discussed in “Compensation Discussion and Analysis” under “Executive Compensation” above. Pursuant to the agreement, Mr. Linton was eligible to participate in a long-term incentive program that was subsequently frozen following the company’s initial public offering.

In the event BWAY terminates Mr. Linton’s employment for reasons other than performance or cause, he will be entitled to his base salary, health and dental benefits and executive outplacement services, each for twelve months following the date of his termination. Mr. Linton will also be entitled to any accrued and unpaid bonus through the date of termination.

In the event of a change in control whereby more than 50% of the business is sold to another controlling interest, as detailed in the agreement, if Mr. Linton is terminated for reasons other than performance or cause within six months following the change in control, he is entitled to a lump sum payment of two times his annual base salary and one times his target incentive bonus, each as in effect at the time of the change in control. Mr. Linton would also be entitled to twenty-four months of health and dental benefits and executive outplacement services. Any benefits under the change in control would be in lieu of any other severance benefits provided for in the agreement.

Kenneth M. Roessler

BWAY entered into an employment agreement with Kenneth M. Roessler in fiscal 2009. The agreement is discussed below under “Management Employment Agreement with Kenneth M. Roessler.”

Change in Control Agreements

In the second half of fiscal 2007, we entered into change of control agreements with each of Messrs. Roessler, Kern and O’Connell.

The change in control agreements had an initial term that ended on December 31, 2008, but are subject to automatic one-year renewals unless we provide or the executive provides written notice of non-renewal at least 30 days prior to the expiration of the initial term or any extended term. The agreements automatically renewed on December 31, 2008.

If an executive is not continuously employed with the company through the date that is 30 days prior to the change in control event, the change in control agreement will be void and without effect. If a change in control occurred within the agreement’s initial or extended term, the executive would be entitled to certain benefits if we were to terminate the executive’s employment without cause or as a result of the executive’s death or disability, or if the executive terminates employment for good reason at any time within 30 days prior to or 24 months following the change in control event. The benefits would generally include the following:

(a)	a lump sum payment equal to the sum of two (in the case of Mr. Roessler), one-and a half (in the case of Mr. Kern) or one (in the case of Mr. O’Connell) times the executive’s base salary, and one times the executive’s target bonus;

(b)	continuation of perquisites until the later of the end of the year in which the executive terminates employment or the date that is six months following the executive’s termination of employment;

(c)	reimbursement of COBRA premiums under our group health plan and dental plan for up to one and a half years following the executive’s termination of employment;

(d)	individual life insurance coverage on substantially similar terms as the coverage provided to the executive as of the date his employment terminated under our group life insurance plan for a period of one and a half years following the termination date;

(e)	any retirement benefits to which the executive may be entitled pursuant to any nonqualified retirement or nonqualified deferred compensation plans maintained by us in which the executive is a participant as of the termination date would fully vest; and

(f)	outplacement services for a period of 12 months.

The change in control agreements provide that if any payments to the executive are considered “excess parachute payments” as defined in Section 280G of the Internal Revenue Code, the amount payable under the agreement will be reduced by the minimum amount necessary to reduce the “parachute payments” to 299% of the executive’s “base amount” as defined in Section 280G of the Internal Revenue Code.

Payment of the benefits described above will be delayed for six months following the date the executive’s employment terminates if such delay is deemed necessary to avoid the imposition on the executive of an additional tax under Section 409A of the Internal Revenue Code.

Following termination, each executive will be subject to a customary one-year non-compete agreement, which, if breached, would require an executive to repay (or, if unpaid, to forfeit) all the above specified payments and benefits, as well as to forfeit any vested or unvested equity awards and return any compensation realized by the executive upon the vesting of such equity awards that occurred during the period beginning from the earlier of the date the executive materially violated any restrictive covenant or the date the executive terminated employment.

For purposes of the change in control agreements, a “change in control” is generally defined to include:

•

the acquisition by any person, other than by us, our subsidiaries, any of our employee benefit plans or their subsidiaries or, collectively, Kelso Investment Associates VI, L.P. and KEP VI, LLC, of 50% or more of the combined voting power of our then outstanding voting securities;

•	a change in the majority of the board during any 24 month period as a result of a proxy contest;

•

a merger or consolidation resulting in the persons who were owners of our voting securities, immediately prior to such transaction, ceasing to own more than 50% of the combined voting power entitled to vote generally in the election of directors of the surviving company;

•

a liquidation or dissolution of our company (other than a liquidation of our company into any of our subsidiaries or a liquidation resulting in shareholders that held a majority of our voting stock prior to the liquidation holding substantially all of our assets); or

•	the sale, transfer or other disposition of 80% or more of our assets in a single transaction or a series of related transactions in any consecutive 12-month period to one or more unaffiliated persons.

A change in control will not be deemed to occur if we file for bankruptcy, liquidation or reorganization under the United States Bankruptcy Code. In addition, a change in control will not be deemed to occur upon a public offering pursuant to an effective registration statement filed with the Securities and Exchange Commission that covers our common stock.

For purposes of the change in control agreements, “cause” is generally defined to include:

•	refusal or neglect to perform employment-related duties;

•	willful misconduct or breach of fiduciary duty resulting in material harm to us;

•	conviction of or entering a plea of guilty to a crime constituting a felony or willful violation of any other law, rule, or regulation (other than a traffic offense);

•	material breach of any restrictive covenant with us.

For purposes of the change in control agreements, “disability” is generally defined as a reasonably documented physical or mental illness preventing an executive from performing his duties for us on a full-time basis for more than six months, and within 30 days after we have provided written notice of termination, the executive has not returned to the full time performance of his duties.

“Good reason” is generally defined to include:

•	any action by us that is materially inconsistent with, or results in the material reduction of, the executive’s current title, duties or responsibilities;

•	the executive’s current base salary is materially reduced below his salary on the date of a change in control;

•	the executive’s benefits are materially reduced, unless a similar reduction is made for other executives;

•	the change in control requires executive is required to relocate more than 25 miles; or

•	our successor fails to assume the executive’s change in control agreement.

As discussed under “Management Employment Agreements” above, Mr. Linton’s letter agreement provides certain change in control benefits.

Management Employment Agreement with Kenneth M. Roessler

In February 2009, BWAY entered into an employment agreement with Mr. Roessler. Pursuant to the agreement, Mr. Roessler’s base salary was initially set and is subject to increases at the discretion of the Board. In addition, Mr. Roessler is eligible to receive an annual bonus based upon specific performance objectives. In addition to base salary and annual bonus, Mr. Roessler is eligible to receive options and other award available for grant under our stock incentive plan and is entitle to participate in all of BWAY’s other employee benefit programs in which executive officers are generally eligible.

Mr. Roessler will be entitled to certain supplemental retirement benefits if he retires after 14 years of employment with BWAY. If Mr. Roessler’s employment is terminated by BWAY without cause, by Mr. Roessler for good reason or by either Mr. Roessler or BWAY upon expiration of a disability period, subject to certain limitations, Mr. Roessler will be entitled to a lump sum cash payment equal to 3.05 times his base salary and continuation of certain employee benefits and insurance until the second anniversary of the date of such termination. If such termination occurs within 30 days before or two years after a change in control, the benefits will include (a) the continuation of certain perquisites until the later of six months following the date of such termination or the end of the calendar year in which such termination occurs; (b) a lump sum payment of premiums for individual life insurance on substantially similar terms as the coverage as of the date of termination for 1  1/2 years; (c) full vesting of al benefits to which Mr. Roessler is entitled under each nonqualified retirement plan and nonqualified deferred compensation plan maintained by BWAY in which Mr. Roessler is a participant as of the date of termination (excluding supplemental executive retirement benefits and stock options granted to Mr. Roessler); and (d) the payment of reasonable fees and expenses for outplacement services for 12 months following the date of termination.

If Mr. Roessler’s employment is terminated by BWAY for cause or as a result of Mr. Roessler’s death or voluntary resignation, Mr. Roessler (or in the case of his death, his estate) will be entitled to receive his base salary through the date of termination. If Mr. Roessler’s employment is terminated as a result of his death or voluntary resignation after reaching age 65, he will also be entitled to receive a pro rata bonus based on the period of employment during the fiscal year based on BWAY’s performance for such fiscal year.

Mr. Roessler will be entitled to receive certain accrued obligations under any termination of employment, regardless of the reason.

The employment agreement supersedes the change of control agreement entered into between BWAY and Mr. Roessler in the second half of fiscal 2007. The impact of the employment agreement is not reflected in the tables above, which were prepared as of September 28, 2008

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The information presented under this caption, “Certain Relationships and Related Party Transactions” is incorporated by reference into Item 13, “Certain Relationships and Related Transactions, and Director Independence,” in the Company’s annual report on Form 10-K for the fiscal year ended September 28, 2008.

REGISTRATION RIGHTS AGREEMENT

On February 7, 2003, BWAY Holding entered into a registration rights agreement with the non-Kelso Securityholders. Pursuant to this agreement, the Kelso affiliates have the right to make an unlimited number of requests that BWAY Holding register their shares under the Securities Act of 1933, as amended, and, following the first anniversary of an initial public offering, Mr. Hayford has the right to make up to two requests for such registration. In any demand registration, all of the parties to the registration rights agreement have the right to participate on a pro rata basis, subject to certain conditions. In addition, if BWAY Holding proposes to register any of its shares (other than registrations related to exchange offers, benefit plans and certain other exceptions), all of the holders of registration rights under the registration rights agreement have the right to include their shares in the registration statement, subject to certain conditions.

NOMINATING AGREEMENT

In June 2007, we entered into a Nominating Agreement with the Kelso affiliates. Under the terms of the agreement, so long as the aggregate beneficial ownership percentage of Kelso and its affiliates, including any shares of common stock over which Kelso or any affiliate of Kelso has have voting or dispositive power, in the total outstanding shares of our common stock exceeds the percentages set forth in the table below, the Board, acting through the Nominating and Corporate Governance Committee, will include in the slate of nominees recommended to stockholders of the Company for election as directors the number of individuals designated by Kelso set forth opposite the applicable percentage:

Ownership Percentage	Number of Kelso Designees
Less than 15% but equal to or greater than 5%	1 individual
Less than 30% but equal to or greater than 15%	2 individuals
Equal to or greater than 30%	3 individuals

KELSO ARRANGEMENTS

Kelso provides certain advisory services to the company. We do not pay any advisory fees to Kelso related to these services. We reimburse Kelso for their actual expenses incurred and indemnify them in connection with any services provided to us.

REVIEW OF RELATED PARTY TRANSACTIONS

Prior to entering into a related party transaction, the Board reviews such transaction for any conflicts of interest or unfavorable terms relative to a similar arms-length transaction. The Board may approve a related party transaction based on its review of the transaction and its determination that said transaction is in the best interests of the Company.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending September 27, 2009. Our stockholders ratified the appointment of Deloitte & Touche LLP as our independent registered public accounting firm with an affirmative vote of greater than 99% of the stockholders eligible to vote at our annual meeting of stockholders, which was held February 27, 2009 in Atlanta, Georgia. If our stockholders did not ratify the appointment of our independent registered public accounting firm, the Audit Committee would not be required to appoint another independent registered public accounting firm, but would consider an unfavorable vote.

Deloitte & Touche LLP has advised the Audit Committee that they are independent accountants with respect to the Company, within the meaning of standards established by the American Institute of Certified Public Accountants, the PCAOB, the Independence Standards Board and federal securities laws administered by the SEC. Representatives of Deloitte & Touche LLP are not expected to be present at the Special Meeting.

POLICY ON AUDIT COMMITTEE PRE-APPROVAL OF AUDIT AND NON-AUDIT SERVICES OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. The Audit Committee assists the Board in its oversight of the quality and integrity of the accounting, auditing, and reporting practices of the Company. The Audit Committee’s role includes discussing with management the Company’s processes for managing business and financial risk, and for compliance with significant applicable legal, ethical and regulatory requirements. The Audit Committee is responsible for the appointment, replacement, compensation, and oversight of the independent registered public accounting firm engaged to prepare or issue audit reports on the financial statements of the Company. The Audit Committee relies on the expertise and knowledge of management, the internal auditors and the independent registered public accounting firm auditor in carrying out its oversight responsibilities.

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent auditor and management are required to report periodically to the Audit Committee regarding the extent of services provided by the independent auditor in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

AUDIT AND NON-AUDIT FEES PAID TO THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table presents fees for professional audit services rendered by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte & Touche”) for the audit of our annual financial statements for the years ended September 28, 2008 and September 30, 2007 and fees billed for tax and other services rendered by Deloitte & Touche during those periods. The Audit Committee approved all fees incurred by the Company from Deloitte & Touche in 2008 and 2007 pursuant to the committee’s pre-approval policy.

$ in Millions Description	Fiscal 2008	Fiscal 2007
Audit fees[1]	$1.2	$0.8
Audit-related fees[2]	—	0.3
Tax fees[3]	0.2	0.1
All other fees[4]	—	—

Total fees	$1.4	$1.2

(1)	Audit fees relate to services rendered in connection with the audit of the Company’s annual financial statements and the quarterly reviews of financial statements included in the Company’s Forms 10-Q.

(2)	Audit-related fees include fees for SEC registration statement services and consultation on accounting standards or transactions and business acquisitions.

(3)	Tax fees relate to services for tax compliance, tax advice and tax planning.

(4)	All other fees include fees for services not included in the above captions. There were no other fees paid in fiscal 2008 or fiscal 2007.

HOUSEHOLDING

The SEC permits companies and intermediaries (such as brokers and banks) to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report to those stockholders. This process, which is commonly referred to as “householding,” is intended to reduce the volume of duplicate information stockholders receive and also reduce expenses for companies. While we do not utilize householding, some intermediaries may be householding our proxy materials and annual report. Once you have received notice from your broker or another intermediary that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If you hold your shares through an intermediary that sent a single proxy statement and annual report to multiple stockholders in your household, we will promptly deliver a separate copy of each of these documents to you if you send a written request to the attention of Investor Relations, BWAY Holding Company, 8607 Roberts Drive, Suite 250, Atlanta, Georgia 30350 or by calling Investor

Relations at (770) 645-4800. If you hold your shares through an intermediary that is utilizing householding and you want to receive separate copies of our annual report and proxy statement in the future, or if you are receiving multiple copies of our proxy materials and annual report and wish to receive only one, you should contact your bank, broker or other nominee record holder.

OTHER BUSINESS

Management and the Board are not aware of any other item of business that will be addressed at the Special Meeting. If any other item of business is properly brought before the Special Meeting, the persons appointed to vote the proxies will vote the shares they represent in accordance with their best judgment in the interest of the Company.

PROPOSALS OF STOCKHOLDERS

We currently intend to hold our next annual meeting in March 2010. Stockholders who intend to have a director nomination or proposal considered for inclusion in our proxy materials for presentation at the 2010 Annual Meeting of Stockholders (the “2010 Annual Meeting”) must submit the director nomination or proposal to us in writing, to be received no later than 5 p.m. (Eastern Time) on September 27, 2009, to the attention of the Corporate Secretary at the address of our principal executive office: BWAY Holding Company, 8607 Roberts Drive, Suite 250, Atlanta, Georgia 30350.

Assuming that the 2010 Annual Meeting of Stockholders is held no more than 30 days before, and no more than 60 days after, the anniversary date of the Company’s 2009 Annual Meeting of Stockholders, stockholders who intend to present a proposal at the 2010 Annual Meeting without inclusion of such proposal in our proxy materials are required to provide us notice of such proposal no later than November 29, 2009 or earlier than October 30, 2009.

In the event that the date of the 2010 Annual Meeting of Stockholders is more than 30 days before, or more than 60 days after, such anniversary date, notice of any such proposal must be provided to us no later than the later of the 60th day prior to the date of the 2010 Annual Meeting of Stockholders or the tenth day following the first public announcement of the date of the meeting or earlier than the close of business in the 90th day prior to the date of the 2010 Annual Meeting. Additionally, stockholders must comply with other applicable requirements contained in our bylaws. We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements contained in our bylaws and applicable laws.

The Board of Directors Recommends a vote FOR Proposal 1 and FOR all nominees in Proposal 2.

Please mark your votes as indicated in this example

FOR all Nominees listed at right (except as marked to the contrary)

WITHHELD For all Nominees listed at right

*EXCEPTIONS

FOR

AGAINST

ABSTAIN

Proposal 1 – Approval of an amendment to the Amended and Restated Certificate of Incorporation, as described in the Proxy Statement for the Special Meeting, amending Article V thereof to delete provision relating to the term of office for the Board of Directors:

Proposal 2 – Election of the following Nominees as Directors, to serve for a term of one year:

Nominees:

01 Jean-Pierre M. Ergas

06 Kenneth M. Roessler

02 Warren J. Hayford

07 Wellford L. Sanders, Jr.

03 Earl L. Mason

08 David I. Wahrhaftig

04 Lawrence A. McVicker

09 Thomas R. Wall, IV

05 David M. Roderick

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.)

*Exceptions

Mark Here for Address Change or Comments SEE REVERSE

Signature Signature Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

FOLD AND DETACH HERE

BWAY Holding Company

You may review our SEC filings, including the proxy statement relating to this meeting, online at the Investor Relations page at www.bwaycorp.com.

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PROXY

PROXY

BWAY HOLDING COMPANY

8607 Roberts Drive, Suite 250

Atlanta, Georgia 30350-2237

SPECIAL MEETING OF STOCKHOLDERS – JUNE 25, 2009

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of BWAY Holding Company (the “Company”) hereby appoints Jeffrey M. O’Connell and Kevin C. Kern, and each of them, as true and lawful proxies with full power of substitution for the undersigned and in the undersigned’s name, place and stead, to represent and vote all of the common stock of the Company held in the undersigned’s name on its books as of May 12, 2009 at the Special Meeting of Stockholders to be held at the Westin Michigan Avenue, located at 909 N. Michigan Avenue, Chicago, Illinois 60611 at 9:00 a.m. Central Time on Thursday, June 25, 2009 or any adjournment or postponement thereof, upon all matters that may properly come before the meeting, including all matters described in the Company’s Notice of Special Meeting of Stockholders and the accompanying proxy statement, each of which is incorporated herein by reference, subject to any directions noted on the reverse side of this card.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, the proxy will be voted FOR the proposal listed in this Proxy and voted FOR each nominee for director. Should any other matter requiring a vote of the stockholders arise at the Special Meeting or any adjournment or postponement thereof, the proxies named above are authorized to vote in accordance with their best judgment in the interest of the Company. The tabulator cannot vote your shares unless you sign and return this card.

(IMPORTANT: Please sign and date on reverse)

BNY MELLON SHAREOWNER SERVICES

Address Change/Comments

P.O. BOX 3550

(Mark the corresponding box on the reverse side)

SOUTH HACKENSACK, NJ 07606-9250

FOLD AND DETACH HERE

You can now access your BWAY HOLDING COMPANY account online.

Access your BWAY Holding Company stockholder account online via Investor ServiceDirect® (ISD).

The transfer agent for BWAY Holding Company now makes it easy and convenient to get current information on your shareholder account.

View account status

View certificate history

View book-entry information

View payment history for dividends

Make address changes

Obtain a duplicate 1099 tax form

Establish/change your PIN

Visit us on the web at http://www.bnymellon.com/shareowner/isd For Technical Assistance Call 1-877-978-7778 between 9am-7pm Monday-Friday Eastern Time

www.bnymellon.com/shareowner/isd

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

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